UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAMPTONS LUXURY HOMES, INC.

(Exact name of issuer as specified in its charter)

Delaware	11-3320705
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

367 BUTTER LANE
BRIDGEHAMPTON, NY 11932
(Address of principal executive offices)

Employment Agreement, dated as of August 13, 2007, between Telemark, Inc. (a wholly-owned subsidiary of the Registrant) and Robert C. Morsch

Employment Agreement, dated as of February 11, 2008, among Hamptons Luxury Homes, Inc., Telemark, Inc. and Arthur R. Williams

Employment Agreement, dated as of March 24, 2008 between Telemark Service & Maintenance, Inc. (a wholly-owned subsidiary of the Registrant) and Glen Loring McKelvey

(Full title of the plans)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount to	offering	aggregate	Amount of
Type of securities to be registered	be registered	price per share	offering price	registration fee
Common stock, par value $0.0001	500,000 (1)	$0.035 (2)	$17,500	$0.69
Common stock	500,000 (3)	0.060 (4)	30,000	1.18
Common stock	250,000 (1)	0.100 (2)	25,000	0.98
Common stock	200,000 (1)	0.100 (2)	20,000	0.79
Common stock	200,000 (3)	0.060 (4)	12,000	0.47
Totals	1,650,000		$104,500	$4.11

__________

(1)

Represents shares issuable upon exercise of options previously granted and presently outstanding.

(2)

Determined in accordance with Rule 457(h)(1) based on the exercise price of the option to purchase such shares.

(3)

Represents shares issuable upon exercise of an option which the registrant is currently contractually obligated to grant in the future upon the occurrence of specified events.

(4)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h)(1) and 457(c) based on the last sale price of the registrant’s common stock on July 17, 2008.

This registration statement relates to the registration of the following securities:

•

1,000,000 shares (the “Morsch Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of Hamptons Luxury Homes, Inc. (the "Registrant").  The Morsch Shares are issuable upon exercise of (a) an option (the “Initial Morsch Option”) to purchase up to 500,000 Morsch Shares which has been granted to Robert C. Morsch (“Morsch”) pursuant to an Employment Agreement, dated as of August 13, 2007 (the “Morsch Agreement”), between Telemark, Inc., a wholly-owned subsidiary of the Registrant (“Telemark”), and Morsch and (b) an option (the “Additional Morsch Option”) to purchase up to an additional 500,000 Morsch Shares which may be granted to Morsch on the first anniversary of the date of the Morsch Agreement, subject to Morsch’s performance as contemplated by the Morsch Agreement.  The Initial Morsch Option is exercisable at an exercise price of $0.035 per Morsch Share, the market price of the Common Stock as of the close of business on the date of the Morsch Agreement, and will expire on August 12, 2012.  The Additional Morsch Option, if granted, shall be exercisable at an exercise price equal to the market price of the Common Stock at the close of business on the date of the grant of the Additional Morsch Option and shall expire five years thereafter.

•

250,000 shares (the “Williams Shares”) of Common Stock.  The Williams Shares are issuable upon exercise of an option (the “Williams Option”) to purchase up to 250,000 Williams Shares which has been granted to Arthur R. Williams (“Williams”) pursuant to an Employment Agreement, dated as of February 11, 2008 (the “Williams Agreement”), between Telemark, the Registrant and Williams.  The Williams Option is exercisable at an exercise price of $0.10 per Williams Share, the market price of the Common Stock as of the close of business on the date of the Williams Agreement, and will expire on February 11, 2013.

•

400,000 shares (the “McKelvey Shares”) of Common Stock.  The McKelvey Shares are issuable upon exercise of (a) an option (the “Initial McKelvey Option”) to purchase up to 200,000 McKelvey Shares which has been granted to Glen Loring McKelvey (“McKelvey”) pursuant to an Employment Agreement, dated as of March 24, 2008 (the “McKelvey Agreement”), between Telemark Services & Maintenance, Inc., a wholly-owned subsidiary of the Registrant, and McKelvey and (b) an option (the “Additional McKelvey Option”) to purchase an additional 200,000 McKelvey Shares which may be granted to McKelvey on the first anniversary date of the McKelvey Agreement, subject to McKelvey’s performance as contemplated by the McKelvey Agreement.  The Initial McKelvey Option is exercisable at an exercise price of $0.08 per McKelvey Share, the market price of the Common Stock as of the close of business on date of the McKelvey Agreement, and will expire on March 24, 2013.  The Additional McKelvey Option, if granted, shall be exercisable at an exercise price equal to the market price of the Common Stock as of the close of business on the date of the grant of the Additional McKelvey Option and shall expire five years thereafter.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The document(s) containing the information specified by Part I of Form S-8 will be sent or given to Morsch, Williams and McKelvey in accordance with Rule 428(b)(1) promulgated under the Securities Act.  Such document(s) will not be filed with the Commission in this registration statement, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission are hereby incorporated by reference into this registration statement:

1.

The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2007, filed with the Commission on March 31, 2008;

2.

The Registrant’s Current Report on Form 8-K (Date of Report: February 11, 2008), filed with the Commission on February 12, 2008;

3.

The Registrant’s Current Report on Form 8-K (Date of Report: March 20, 2008), filed with the Commission on March 21, 2008;

4.

The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the Commission on May 15, 2008; and

5.

The description of the Common Stock set forth under the caption “Item 8. Description of Securities” of Part I of the Registrant’s Registration Statement on Form 10-SB, filed with the Commission on December 1, 2000.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement indicating that all securities subject to this registration statement have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the respective dates of filing of such documents.

Any statement contained in this registration statement, or in a document incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides, in applicable part, that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal actions or proceedings, had no reasonable cause to believe that the person’s conduct was unlawful. Section 145 of the DGCL further provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation shall indemnify such officer or director against the expenses that the officer or director actually and reasonably incurred in connection therewith.

The By-laws of the Registrant provide for indemnification of its officers and directors to the full extent permitted by the DGCL.  The By-laws also provide that any person made a party to any action, suit or proceeding, by reason of the fact that such person, such person’s testator or intestate representative is or was a director, officer or employee of the Registrant, or of any company in which he served as such at the request of the Registrant, shall be indemnified by the Registrant against the reasonable expenses, including attorney's fees, actually and necessarily incurred by the person in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of such person’s duties.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit
Number	Description

4.1	Employment Agreement, dated as of August 13, 2007, between Telemark, Inc. and Robert C. Morsch.
4.2	Addendum to Employment Agreement, dated as of August 13, 2007, between Telemark, Inc. and Robert C. Morsch.
4.3

Employment Agreement, dated as of February 11, 2008, among Hamptons Luxury Homes, Inc., Telemark, Inc. and Arthur R. Williams.

[Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (Date of Report: February 11, 2008), filed with the Commission on February 12, 2008.]

4.4	Employment Agreement, dated as of March 24, 2008, between Telemark Service & Maintenance, Inc. and Glen Loring McKelvey.
5.1	Opinion of Moritt Hock Hamroff & Horowitz LLP.
23.1	Consent of Moritt Hock Hamroff & Horowitz LLP.
23.2	Consent of Raich Ende Malter & Co. LLP.
23.3	Consent of Most & Company, LLP.

Item 9.

Undertakings.

The Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)

Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bridgehampton, New York, on this 18th day of July, 2008.

HAMPTONS LUXURY HOMES, INC.

By:

                  /s/ Roy Dalene

Roy Dalene, Chief Executive Officer

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             /s/ Roy Dalene

Chief Executive Officer and

July 18, 2008

Roy Dalene

Director (Principal Executive

Officer)

             /s/ Frank Dalene

Chief Financial Officer and

July 18, 2008

Frank Dalene

Director (Principal Financial

and Accounting Officer)